 As filed with the Securities and Exchange Commission on October 20, 2022

Registration No. 333-262509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 to

FORM S-8

REGISTRATION STATEMENT

 Under
THE SECURITIES ACT OF 1933

P3 HEALTH PARTNERS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-2992794 (I.R.S. Employer Identification No.)

2370 Corporate Circle, Suite 300

Henderson, NV 89074

(Address of principal executive offices) (Zip code)

P3 HEALTH PARTNERS INC. 2021 INCENTIVE AWARD PLAN

(Full title of the plan)

Jessica Puathasnanon

Chief Legal Officer

2370 Corporate Circle, Suite 300

Henderson, NV 89074

(Name and address of agent for service)

(702) 910-3950
(Telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck

Wesley C. Holmes

R. Scott Shean

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 No. 333-262509 (the “Prior Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by P3 Health Partners Inc., a Delaware corporation (the Company”), registering 17,052,267 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issuable pursuant to the P3 Health Partners Inc. 2021 Incentive Award Plan (the “2021 Plan”), which was filed with the SEC on February 4, 2022.

The Company is filing this Post-Effective Amendment to terminate the offering under the Prior Registration Statement because it incorrectly filed the Prior Registration Statement before February 7, 2022, the date on which the Company became eligible to file on Form S-8. No shares of Class A Common Stock have been issued pursuant to the Prior Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, all of the shares of Class A Common Stock registered under the Prior Registration Statement. The Company will file a registration statement on Form S-8 (the “New Registration Statement”) for the purpose of registering the 17,052,267 shares of Class A Common Stock issuable pursuant to the Plan. The registration fees paid by the Company in connection with the filing of the Prior Registration Statement will be carried forward and applied to the registration fee required in connection with the New Registration Statement.

SIGNATURES

 Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on October 20, 2022.

P3 HEALTH PARTNERS INC.

By:	/s/ Sherif W. Abdou
	Name:	Sherif W. Abdou, M.D.
	Title:	Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.